For Immediate Release

Crumbs Bake Shop, Inc. Reports Second Quarter 2012 Financial Results

New York, New York. August 14, 2012 – Crumbs Bake Shop, Inc. (“Crumbs”) (NASDAQ: CRMB), the largest cupcake specialty store chain in the U.S., today reported financial results for the quarter ended June 30, 2012.

Second Quarter 2012 Highlights as Compared to Second Quarter 2011 Highlights:

▪	Net sales increased 7.7% to $11.1 million; gross profit increased 6.1% to $6.3 million.
▪	Store operating weeks increased 45.7% to 663 from 455.
▪	Net loss attributable to stockholders was $(0.8) million, or $(0.14) per diluted share, compared to net loss of $(0.3) million, or $(0.06) per diluted share.
▪	Net loss attributable to the controlling and non-controlling interests was $(1.3) million compared to net loss of $(0.5) million.
▪	Adjusted EBITDA[1], a non GAAP measure, was $(0.5) million compared to $0.1 million.

1.	See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Julian R. Geiger, President and Chief Executive Officer of Crumbs, said “While our financial performance during the second quarter was consistent with our expectations for a year of transition, we believe that we have been able to foster necessary structural and operational changes more quickly than anticipated, and as a result, have become confident in increasing the number of new store openings during the second half of 2012, and in 2013. We believe that this growth, combined with our recently announced agreement with Starbucks Corporation, and with ongoing progress with our six primary initiatives, will change the trajectory of our business in a positive direction over the next 12 to 18 months.”

Second Quarter 2012 Financial Results

Net sales increased 7.7% to $11.1 million from $10.3 million for the same period last year. Store operating weeks increased 45.7% to 663 from 455 compared to the second quarter of 2011.

Cost of sales were $4.8 million compared to $4.4 million and increased 80 basis points to 43.1% as a percentage of net sales. Gross profit increased 6.1% to $6.3 million from $5.9 million compared to the second quarter of 2011.

Staff expenses were $3.4 million compared to $3.3 million for the same period last year.

Occupancy expenses were $2.4 million compared to $1.7 million for the second quarter of 2011.

General and administrative expenses were $0.8 million, or 7.6% of net sales, compared to $0.6 million, or 6.1% of net sales, for the same period last year.

Adjusted EBITDA was $(0.5) million compared to $0.1 million for the second quarter of 2011. See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Net loss attributable to stockholders was $(0.8) million, or $(0.14) per diluted share, compared to net loss of $(0.3) million, or $(0.06) per diluted share for the same period last year. Net loss attributable to the controlling and non-controlling interests was $(1.3) million compared to net loss of $(0.5) million for the second quarter of 2011.

New Store Development

For the remainder of the year, the Company intends to open six mall-based stores and five mall-based kiosks primarily within the Boston to Washington, D.C. corridor as well as one store in Manhattan and one store in downtown Philadelphia, PA.

In 2013, Crumbs anticipates opening as many as 25 stores. The Company will need significant capital to implement this growth strategy successfully. If the Company cannot generate a significant increase in cash from sales, it will need to raise additional capital through public or private financings to fund its growth initiatives. The availability of capital would depend on numerous factors that cannot be predicted, so there can be no assurance that additional capital would be available, in the amounts or terms acceptable to the Company.

In addition, the Company is also selectively looking to terminate some existing leases, for underperforming stores, as part of its ongoing efforts to strengthen its overall portfolio.

Conference Call

Crumbs will host a conference call to discuss second quarter 2012 financial results today at 5:00 PM Eastern Time. Hosting the call will be Julian R. Geiger, President and Chief Executive Officer, and John D. Ireland, Senior VP of Finance, Chief Financial Officer and Treasurer.

The conference call can be accessed live via telephone by dialing 888-471-3836 or, for international callers, by dialing 719-325-2109. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or, for international callers, by dialing 858-384-5517; the password is 4695833 The replay will be available until August 28, 2012.

The call will also be webcast live from the Company’s Web site at www.crumbs.com under the Investor Relations section. An archived webcast will be available beginning approximately one hour after the end of the call.

About Crumbs Bake Shop, Inc.

The first Crumbs bake shop opened in March 2003 on the Upper West Side of Manhattan. Crumbs is well known for its innovative and oversized gourmet cupcakes. Crumbs currently has 51 locations, including 33 locations in the New York Metro area, six locations on the West Coast, five locations in Washington, D.C., one location in Virginia, five locations in Chicago, Illinois and one location in Boston, Massachusetts.

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Forward Looking Statements

Some of the statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “aim,” “will” and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current views concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that the businesses of Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries will not be integrated successfully; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items that form the basis for management’s plans and assumptions are not realized; the risk of disruption from being a public company, making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; the timing of and ability to achieve profitability of new stores; the inability to manage or fund rapid growth; requirements or changes affecting the business in which Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries are engaged; our ability to successfully implement new strategies; operating hazards; and competition and the loss of key personnel; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to meet the NASDAQ Stock Market’s continued listing standards; a lower return on investment; and the general volatility of the market prices of our securities and general economic conditions. These and other risks are discussed in detail in the periodic reports that Crumbs Bake Shop, Inc. files with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” section of its Annual Report on Form 10-K for the year ended December 31, 2011, and investors are urged to review those periodic reports and its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, before making an investment decision. Crumbs Bake Shop, Inc.’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC. We assume no obligation to update these forward-looking statements except as required by law.

Non-GAAP Information

This press release includes certain numerical measures that are or may be considered “non-GAP financial measures” under the SEC’s Regulation G. “GAAP” refers to generally accepted accounting principles in the United States. The reconciliations of such measures to the most comparable GAAP figures, in accordance with Regulation G, are included herein. Crumbs presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public, including use of Adjusted EBITDA as a financial measure, which also facilitates comparisons to our historical performance.

The Company is providing Adjusted EBITDA information, which is defined as net income of the combined company, including net income attributable to any non-controlling interest, determined in accordance with all applicable and effective GAAP pronouncements up to December 31, 2010, before interest income or expense, income taxes and any gains or losses resulting from the change in estimate relating to our tax receivable agreement, depreciation, amortization, deferred rent expense, losses or gains resulting from adjustments to the fair value of the contingent consideration, stock-based compensation expense, extraordinary or non-recurring expenses and all other extraordinary non-cash items for the applicable period as a compliment to GAAP results. Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the accompanying tables. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Investor Relations Contact:

Tom Ryan/Raphael Gross of ICR

IR@crumbs.com / 646-545-4702

Media Relations Contact:

Quinn Solomon of Crumbs

qsolomon@crumbs.com / 212-221-7105

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$11,081	$10,294	$22,358	$20,013

Cost of sales	4,775	4,351	9,537	8,426

Gross profit	6,306	5,943	12,821	11,587

Operating expenses
Selling expenses	397	443	686	819
Staff expenses	3,350	3,265	6,745	6,120
Occupancy expenses	2,427	1,706	4,793	3,273
General and administrative	838	627	1,629	1,011
New store expenses	72	51	181	114
Depreciation and amortization	467	345	915	675

	7,551	6,437	14,949	12,012

Loss from operations	(1,245)	(494)	(2,128)	(425)

Other income (expense)
Interest and other income	10	-	18	-
Loss on sale of property and equipment	(14)	-	(14)	-
Abandoned lease projects	(32)	(14)	(45)	(14)

	(36)	(14)	(41)	(14)

Net loss attributable to the controlling and
non-controlling interests	(1,281)	(508)	(2,169)	(439)

Less: Net loss attributable to
non-controlling interest	516	211	882	182

Net loss attributable to stockholders	$(765)	$(297)	$(1,287)	$(257)

Net loss per common share, basic	$(0.14)	(0.06)	$(0.23)	(0.05)

Weighted average number of common
shares outstanding, basic and diluted	5,506	5,141	5,506	5,599

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30,	December 31,
	2012	2011

ASSETS

Current assets
Cash	$3,121	$5,941
Trade receivables	319	406
Inventories	565	503
Prepaid rent	524	621
Other current assets	480	197

Total current assets	5,009	7,668

Property and equipment, net	12,587	12,399

Other Assets
Deferred tax asset	4,808	4,808
Restricted certificates of deposit	673	673
Intangible assets, net	394	397
Deposits	291	318
Other	147	105

Total other assets	6,313	6,301

	$23,909	$26,368

LIABILITIES, MEMBERS' EQUITY AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,539	$2,432
Payroll liabilities	212	250
Sales tax payable	166	69
Gift cards and certificates outstanding	166	180

Total current liabilities	2,083	2,931

Long-term liabilities
Deferred rent	3,426	3,031
Payable to related parties pursuant to tax receivable agreement	2,386	2,386

Total liabilities	7,895	8,348

Commitments and contingencies

Stockholders' equity
Preferred stock, $.0001 par value; 1,000 shares authorized;
390 shares issued and outstanding at June 30, 2012
and December 31, 2012	-	-
Common stock, $.0001 par value; 100,000 shares authorized;
7,372 shares issued, 5,777 outstanding at June 30, 2012 and
7,100 shares issued, 5,506 outstanding at December 31, 2011	1	1
Additional paid-in capital	30,427	30,264
Accumulated deficit	(5,540)	(4,253)
Treasury stock, at cost	(15,914)	(15,914)

Total Crumbs Bake Shop, Inc. stockholders' equity	8,974	10,098

Non-controlling interest	7,040	7,922

Total stockholders' equity	16,014	18,020

	$23,909	$26,368

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES

RECONCILIATION OF ADJUSTED EBITDA TO NEAREST COMPARABLE GAAP MEASURE

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income (loss) attributed to the controlling
and non-controlling interest	$(1,281)	$(508)	$(2,169)	$(439)
Depreciation	431	311	844	608
Amortization	36	34	71	67
Interest income	(2)	-	-	-
Loss on disposal of fixed assets	14	-	14	-
Abandoned lease costs	32	14	45	13
Deferred rent expense	165	126	396	258
Stock based compensation	116	-	163	-
Non-recurring expenses	4	98	8	98
Adjusted EBITDA	$(485)	$75	$(628)	$605